Exhibit 99.1

DRS Technologies Reports Record Second Quarter and Six-Month Results; Quarter's Revenues, Operating Income and Net Earnings up 59%, 62% and 53%, Respectively

     PARSIPPANY, N.J.--(BUSINESS WIRE)--Nov. 5, 2004--

             Record New Orders Increase Backlog to an All-Time High;
                         Company Raises FY2005 Guidance

     DRS Technologies, Inc. (NYSE:DRS) today reported record financial results for the second quarter and six-month period ended September 30, 2004. Fiscal 2005 second quarter results included significant gains in revenues, operating income, net earnings and earnings per share. A second quarter record in new orders for products and services increased funded backlog at the end of the period to an all-time high.
     "DRS reported excellent results for the second quarter and completed the first half of fiscal 2005 in an exceptional position," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Higher sales and profitability were achieved during both periods. Free cash flow and bookings for both periods were very strong, and we ended the quarter with a new high in funded backlog."

     Fiscal 2005 Second Quarter Results

     Fiscal 2005 second quarter revenues were $328.0 million, a 59 percent increase over revenues of $206.2 million for last year's second quarter. Record revenues for the three-month period primarily were attributable to strong organic growth and the addition of sales from the company's acquisition of Integrated Defense Technologies, Inc. (IDT) completed during the third quarter of fiscal 2004. Organic revenue growth accounted for approximately 9.4 percent of the increase in the quarter.
     Operating income of $34.5 million was 62 percent higher than the $21.2 million reported for the same quarter of fiscal 2004. Record operating income for the second quarter of fiscal 2005 was attributable to the higher overall sales volume and the solid performance of the company's operating segments. Operating income as a percentage of sales was 10.5 percent, compared with 10.3 percent for the same three-month period in the prior fiscal year.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) were $45.2 million for the second quarter, 71 percent higher than EBITDA of $26.4 million reported for the comparable period a year earlier. EBITDA as a percentage of sales was 13.8 percent, compared with 12.8 percent for the same period a year earlier.
     Net earnings for the second quarter of fiscal 2005 were 53 percent higher than a year ago at $14.4 million, or $0.52 per diluted share, compared with last year's second quarter net earnings of $9.4 million, or $0.41 per diluted share. Second quarter net earnings per share were 27 percent higher than a year ago, despite the 21 percent increase in weighted average diluted shares outstanding for the period of 27.8 million, compared with 23.0 million shares a year earlier. The issuance of shares in connection with company's acquisition of IDT in the third quarter of fiscal 2004 was the principal factor for the increase in the number of shares outstanding.
     Free cash flow (net cash provided by operating activities less capital expenditures) for the second quarter of fiscal 2005 was strong at $19.4 million, slightly higher than last year.

     New Contract Awards and Backlog

     DRS secured a second quarter record of $344.3 million in new orders for products and services for the three-month period, reflecting a 56 percent increase over bookings for the comparable prior-year period. For the first half of fiscal 2005, the company was awarded $699.6 million in new contracts, 69 percent higher than the same six-month period in the previous year. Funded backlog at September 30, 2004 climbed to $1.29 billion, 43 percent above $899.7 million in funded backlog at the end of the second quarter of fiscal 2004 and 6 percent higher than the $1.22 billion in backlog recorded at March 31, 2004, the company's previous fiscal year end.
     During the second quarter of fiscal 2005, the company's C4I segment booked $186.7 million in new contracts, including:

     -- $49 million for battlefield digitization systems, the largest associated with a recently awarded, multi-year, indefinite delivery/indefinite quantity (IDIQ) contract to produce rugged Applique Computer Systems for the U.S. Army's Force XXI Battle Command, Brigade and Below (FBCB2) program supporting Blue Force Tracking requirements;

     -- $38 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations;

     -- $36 million to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

     -- $28 million to provide primarily ship control, power generation, distribution and propulsion systems, as well as nuclear products supporting U.S. Navy ships, carriers and submarines; and

     -- $11 million for data link, ship telephone products and other secure and non- secure communications systems.

     New contracts for DRS's Surveillance & Reconnaissance segment were $157.6 million for the second quarter and included:

     -- $40 million for ground-based thermal imaging systems, the largest to provide Improved Bradley Acquisition Subsystems (IBAS), which provide important enhancements to the M2A3 Bradley Fighting Vehicles, including the incorporation of Second Generation Forward Looking Infrared (FLIR) technology;

     -- $21 million to produce airborne thermal imaging systems and FLIR sensors, primarily supporting the Mast Mounted Sight on the U.S. Army's OH-58D Kiowa Warrior helicopters;

     -- $19 million for weapons control systems and production services, the largest contract associated with providing launch control electronics for the U.S. Navy's MK 41 Vertical Launching System on board Arleigh Burke class guided-missile destroyers and ships of allied navies;

     -- $16 million for test and energy management systems, the two largest awards associated with providing embedded test equipment on board the U.S. Army's M1A1 Abrams Main Battle Tanks and providing Direct Support Electrical System Test Sets (DSESTS), which are ground vehicle electronic test, diagnostics and energy management systems supporting Abrams and Bradley tanks;

     -- $14 million for air combat training, range support and test systems, the largest award from the U.S. Air Force on the Enhanced Range Applications Program (EnRAP) to provide next-generation test and evaluation range data systems to tri- service test ranges for the comprehensive testing of advanced combat systems on fighter aircraft and attack helicopters;

     -- $12 million for electronic warfare and network systems, the most significant contract related to Station-Keeping Equipment (SKE) 2000, which provides aircraft with the ability to fly in close formation;

     -- $11 million for weapons systems and advanced electro-optical technology programs, related to remote sensing, infrared countermeasures and sensor arrays for future advanced military and space surveillance applications; and

     -- $8 million for weapons and sensor products utilizing uncooled infrared technology, the largest supporting the competitively awarded, multi-year U.S. Army Driver Vision Enhancers (DVEs) II program to provide drivers of a wide range of frontline combat and tactical wheeled vehicles with the ability to see clearly under adverse conditions using infrared technology. The latest award will place DVEs on the Army's 4th Stryker Brigade Combat Team.

     Balance Sheet Highlights

     At September 30, 2004, the company had $71.9 million in cash and cash equivalents, reflecting strong second quarter cash flow, which enabled the company to prepay $10.0 million of its term loan debt during the quarter and $20.0 million during the first half of the fiscal year. Total debt on September 30, 2004 was $550.1 million, compared with $571.6 million at the end of fiscal 2004, which reflected utilization of the company's credit facility, as well as its $350 million of 6.875 percent senior subordinated notes due 2013. DRS used the net proceeds from the offering of the notes last fiscal year, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the acquisition of IDT during the third quarter of fiscal 2004, to repay certain of the company's and IDT's outstanding indebtedness, and to pay related fees and expenses.

     Segment Results

     DRS's C4I Group reported substantial increases in revenues, operating income, bookings and backlog for the second quarter of fiscal 2005. Sales of $178.1 million were up 44 percent from $123.7 million a year ago. Operating income of $18.1 million was a 48 percent improvement over the $12.2 million for the same prior-year period and reflected a 10.2 percent operating margin, compared with 9.8 percent for last year's second quarter. The increases were due primarily to the addition of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter of fiscal 2004 and to higher organic growth led by shipments relating to the U.S. Navy's AN/UYQ-70 Advanced Display Systems program, international ship sensor systems and tactical computers for the United Kingdom's Bowman program. Bookings during the period of $186.7 million contributed to a record funded backlog of approximately $647.1 million at September 30, 2004, 13 percent above backlog at the same time a year ago.
     Second quarter results for DRS's Surveillance & Reconnaissance Group also reflected significant increases in key financial metrics over the prior-year period. Revenues of $149.9 million were up 82 percent from $82.5 million for same quarter in the previous year. Operating income of $16.4 million was 80 percent higher than the $9.0 million reported for the comparable three-month period a year earlier and reflected a strong operating margin of 11.0 percent, the same as last year. The increases in sales and profitability were due primarily to the addition of operations associated with the company's acquisition of IDT in the third quarter of last fiscal year and to higher organic growth led by shipments associated with the U.S. Army's Mast Mounted Sight program and a number of other programs supported by the company's thermal sensor assemblies product lines for air and ground surveillance. Strong new orders of $157.6 million during the quarter contributed to a second quarter record funded backlog of $641.5 million at September 30, 2004, 95 percent higher than the same time last year.

     Fiscal 2005 Six-Month Results

     For the first six months of fiscal 2005, DRS posted record revenues of $628.8 million, 68 percent above revenues of $373.4 million for the same period last year. Higher revenues for the first half were primarily attributable to the addition of sales from the IDT acquisition operations and organic growth primarily associated with the company's Naval display workstations, ship sensor systems, data link and other communications systems, Naval electric drive and other power systems, U.S. and international army tactical computer systems, airborne, ground-based and maritime thermal imaging systems, and infrared assemblies product lines. Organic revenue growth accounted for approximately
18.4 percent of the increase in the six-month period.
     Operating income was a first-half record at $64.3 million, a 71 percent increase above the $37.6 million reported for the same period a year earlier. Six-month operating income as a percentage of sales was 10.2 percent, compared with 10.1 percent a year ago. Record operating income during the first half of fiscal 2005 was primarily the result of added profitability from the IDT acquisition operations, higher sales overall and improved operating margins on international contract manufacturing services, and airborne, ground-based and maritime thermal sighting and weapon systems.
     The company posted record EBITDA of $85.2 million for the first six months of the fiscal year, 79 percent higher than the $47.6 million reported for the first half of last year.
     Record net earnings for the first six months of fiscal 2005 were up 56 percent to $26.2 million, or $0.95 per diluted share, on 27.6 million weighted average diluted shares outstanding. Net earnings for the six-month period a year earlier were $16.7 million, or $0.73 per diluted share, on 23.0 million weighted average diluted shares outstanding. The 20 percent increase in diluted shares outstanding for the first six months of fiscal 2005 was principally due to shares issued in connection with company's acquisition of IDT in the third quarter of fiscal 2004.
     Free cash flow for the first half of fiscal 2005 was approximately $36.7 million, more than double the $15.2 million for the same period last year.
     "DRS reported very strong financial results for the six-month period, and we expect to continue our solid performance in the second half to turn in another record fiscal year," said Mr. Newman.

     Outlook

     The company raised its previously issued fiscal 2005 guidance, and now anticipates revenues between $1.27 billion and $1.30 billion, an increase of approximately 30 percent above fiscal 2004 sales. Approximately 10 percent of the revenue growth is expected to be organic, and DRS continues to anticipate an operating margin of 10.5 percent or greater. The company also raised its earnings guidance for the fiscal year ending March 31, 2005, now anticipating $2.02 to $2.05 in diluted earnings per share, based on weighted average diluted shares outstanding of approximately 28.0 million, compared with 24.8 million shares in fiscal 2004. The company continues to target free cash flow conversion of at least one times net earnings and thus expects to generate free cash flow in excess of $50 million for fiscal 2005.
     "Having completed the first half with solid operating performance in both segments, including strong free cash flow and a record backlog at the end of the period, DRS expects, over the long term, to benefit from the long-tail effects of sizable multi-year contracts competitively awarded year to date," Mr. Newman added. "We remain confident in our business model and our ability to successfully execute on programs to achieve our goals for the fiscal year. Our core concentration in areas that industry forecasts predict will continue to be well funded in the defense budget over the next several years reinforces the integrity of our growth strategies."

     DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
     For more information about DRS Technologies, please visit the company's web site at www.drs.com.

     SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Note to Investors:

     DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, November 5, 2004 at 9:30 a.m. EST. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                   Three Months Ended
                                                      September 30,
                                                  --------------------
                                                   2004(1)      2003
                                                  --------    --------
Revenues                                         $  328.0    $  206.2
Operating Income                                 $   34.5    $   21.2
Interest and Related Expenses                    $    9.0    $    4.1
Earnings before Income Taxes                     $   25.0    $   16.9
Income Tax Expense                               $   10.6    $    7.4
Net Earnings                                     $   14.4    $    9.4
Net Earnings per Share of Common Stock:
         Basic                                   $    .53    $    .42
         Diluted                                 $    .52    $    .41
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                       27.1        22.5
         Diluted                                     27.8        23.0


                                                    Six Months Ended
                                                      September 30,
                                                  --------------------
                                                   2004(1)       2003
                                                  --------    --------
Revenues                                         $  628.8    $  373.4
Operating Income                                 $   64.3    $   37.6
Interest and Related Expenses                    $   18.0    $    7.2
Earnings before Income Taxes                     $   45.5    $   29.9
Income Tax Expense                               $   19.3    $   13.2
Net Earnings                                     $   26.2    $   16.7
Net Earnings per Share of Common Stock:
         Basic                                   $    .97    $    .75
         Diluted                                 $    .95    $    .73
Weighted Average Number of Shares of
 Common Stock Outstanding:
         Basic                                       27.0        22.5
         Diluted                                     27.6        23.0


1 Fiscal 2005 second quarter and six-month results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions
   (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                   Three Months Ended
                                                      September 30,
                                                  --------------------
                                                   2004(1)      2003
                                                  --------    --------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings                                $   14.4    $    9.4
     Income Taxes                                    10.6         7.4
     Interest Income                                 (0.2)       (0.2)
     Interest and Related Expenses                    9.0         4.1
     Amortization and Depreciation                   11.4         5.7
                                                  --------    --------
     EBITDA(2)                                   $   45.2    $   26.4
     Income Taxes                                   (10.6)       (7.4)
     Interest Income                                  0.2         0.2
     Interest and Related Expenses                   (9.0)       (4.1)
     Deferred Income Taxes                           (0.9)       (0.1)
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations                                (0.8)        8.4
     Other, Net                                       1.6         0.7
                                                  --------    --------
     Net Cash Provided by
         Operating Activities                    $   25.7    $   24.1
     Capital Expenditures                            (6.3)       (4.9)
                                                  --------    --------
     Free Cash Flow(3)                           $   19.4    $   19.2

                                                    Six Months Ended
                                                      September 30,
                                                  --------------------
                                                   2004(1)      2003
                                                  --------    --------
Reconciliation of Non-GAAP Financial Data:
     Net Earnings                                $   26.2    $   16.7
     Income Taxes                                    19.3        13.2
     Interest Income                                 (0.3)       (0.5)
     Interest and Related Expenses                   18.0         7.2
     Amortization and Depreciation                   22.0        11.0
                                                  --------    --------
     EBITDA(2)                                   $   85.2    $   47.6
     Income Taxes                                   (19.3)      (13.2)
     Interest Income                                  0.3         0.5
     Interest and Related Expenses                  (18.0)       (7.2)
     Deferred Income Taxes                           (0.4)        0.1
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations                                (0.7)       (5.6)
     Other, Net                                       3.5         2.1
                                                  --------    --------
     Net Cash Provided by
         Operating Activities                    $   50.6    $   24.3
     Capital Expenditures                           (13.9)       (9.1)
                                                  --------    --------
     Free Cash Flow(3)                           $   36.7    $   15.2

1 Fiscal 2005 second quarter and six-month results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions
   (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

2 The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

3 The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

                                Three Months Ended   Six Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Organic Growth Calculation:
     Total Revenues            $  328.0  $  206.2   $ 628.8  $  373.4
     Less Revenues from
      Acquisitions
        Owned Less Than One
         Year                    (102.4)        -    (186.8)        -
                                --------  --------  --------  --------
     Organic Revenues          $  225.6  $  206.2   $ 442.0  $  373.4

     Organic Revenue
      Growth(1)                     9.4%               18.4%

1 Certain investors consider organic revenue growth to be an important metric in assessing a company's reported sales from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              SECOND QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                   Three Months Ended
                                                      September 30,
                                                  --------------------
                                                    2004       2003(3)
                                                  --------    --------
Revenues
C4I Group(1)                                     $  178.1    $  123.7
Surveillance & Reconnaissance Group(2)              149.9        82.5
----------------------------------------------------------------------
Consolidated                                     $  328.0    $  206.2
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                     $   18.1    $   12.2
Surveillance & Reconnaissance Group(2)               16.4         9.0
----------------------------------------------------------------------
Consolidated                                     $   34.5    $   21.2
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                         10.2%        9.8%
Surveillance & Reconnaissance Group(2)               11.0%       11.0%
Consolidated                                         10.5%       10.3%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                     $  186.7    $  138.3
Surveillance & Reconnaissance Group(2)              157.6        82.2
----------------------------------------------------------------------
Consolidated                                     $  344.3    $  220.5
----------------------------------------------------------------------

Backlog
C4I Group(1)                                     $  647.1    $  570.6
Surveillance & Reconnaissance Group(2)              641.5       329.1
----------------------------------------------------------------------
Consolidated                                     $1,288.6    $  899.7
----------------------------------------------------------------------

1 Fiscal 2005 second quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc. and DRS Signal Solutions (West) units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

2 Fiscal 2005 second quarter results include the operations of the Company's DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

3 Fiscal 2004 second quarter results were restated to conform to the Company's current operating structure.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                 SIX-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                    Six Months Ended
                                                      September 30,
                                                  --------------------
                                                    2004       2003(3)
                                                  --------    --------
Revenues
C4I Group(1)                                     $  346.3    $  219.6
Surveillance & Reconnaissance Group(2)              282.5       153.9
----------------------------------------------------------------------
Consolidated                                     $  628.8    $  373.4
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                     $   34.3    $   22.3
Surveillance & Reconnaissance Group(2)               30.0        15.3
----------------------------------------------------------------------
Consolidated                                     $   64.3    $   37.6
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                          9.9%       10.2%
Surveillance & Reconnaissance Group(2)               10.6%       10.0%
Consolidated                                         10.2%       10.1%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                     $  347.4    $  252.8
Surveillance & Reconnaissance Group(2)              352.2       161.1
----------------------------------------------------------------------
Consolidated                                     $  699.6    $  413.9
----------------------------------------------------------------------

Backlog
C4I Group(1)                                     $  647.1    $  570.6
Surveillance & Reconnaissance Group(2)              641.5       329.1
----------------------------------------------------------------------
Consolidated                                     $1,288.6    $  899.7
----------------------------------------------------------------------

1 Fiscal 2005 six-month results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc. and DRS Signal Solutions (West) units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

2 Fiscal 2005 six-month results include the operations of the Company's DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

3 Fiscal 2004 six-month results were restated to conform to the Company's current operating structure.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                             September 30,   March 31,
                                                 2004          2004
                                               --------      --------
Assets
Cash and Cash Equivalents                  $     71,908    $   56,790
Other Current Assets                            413,600       445,417
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Total Current Assets                            485,508       502,207
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Property, Plant and Equipment, Net              147,101       149,542
Goodwill, Intangibles and Other Assets          935,206       943,639
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Total Assets                               $  1,567,815    $1,595,388
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Liabilities and Stockholders' Equity
Short-Term Debt                            $          -    $       45
Current Installments of Long-Term Debt            5,753         5,894
Accounts Payable and Other Current
 Liabilities                                    346,315       381,815
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Total Current Liabilities                       352,068       387,754
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Long-Term Debt, Excluding Current
 Installments                                   544,331       565,654
Other Liabilities                                44,513        46,355
Stockholders' Equity                            626,903       595,625
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Total Liabilities and Stockholders' Equity $  1,567,815    $1,595,388
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     CONTACT: DRS Technologies, Inc.
              Patricia M. Williamson, 973-898-1500